Filed Pursuant to Rule 433

under the Securities Act

Registration Statement

No. 333-276089

Santander Holdings USA, Inc.

$1,000,000,000 5.040% Fixed-to-Floating Rate Senior Notes due 2030 (the “2030 Notes”)

$750,000,000 5.220% Fixed-to-Floating Rate Senior Notes due 2032 (the “2032 Notes”)

$750,000,000 5.701% Fixed-to-Floating Rate Senior Notes due 2037 (the “2037 Notes” and, together with the 2030 Notes and the 2032 Notes, the “Notes”)

Pricing Term Sheet

Terms related to all Notes

Issuer:	Santander Holdings USA, Inc. (the “Issuer”)

Trade Date:	June 2, 2026

Settlement Date:	June 5, 2026 (T+3). Under Rule 15c6-1 of the Exchange Act, trades in secondary markets generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the first business day before delivery of the Notes will be required, by virtue of the fact that the Notes will initially settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes before their delivery should consult their own advisors.

Expected Ratings[1]:	Baa2 (Stable) / BBB+ (Stable) / A- (Stable) (M/S/F)

Listing:	The Notes will not be listed on any national securities exchange or included in any automated quotation system. Currently there is no market for the Notes.

Joint Book-Running Managers:	Santander US Capital Markets LLC
BofA Securities, Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
Co-Managers:	Blaylock Van, LLC
Lloyds Securities Inc.
MUFG Securities Americas Inc.

[1]

An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

Terms related to the 2030 Notes

Securities:	Fixed-to-Floating Rate Senior Notes due 2030 (the “2030 Notes”)

Security Type:	Fixed-to-Floating Rate Senior Unsecured Notes

Maturity Date:	June 5, 2030

Principal Amount:	$1,000,000,000

Benchmark Treasury:	UST 3.875% due May 15, 2029

Benchmark Treasury Yield:	4.090%

Spread to Benchmark Treasury:	+95 basis points

Fixed Rate Period:	The period from and including the issue date to but excluding June 5, 2029.

Floating Rate Period:	The period from and including June 5, 2029, to but excluding the Maturity Date.

Interest:

During the Fixed Rate Period, interest on the 2030 Notes will be payable at a rate of 5.040% per annum.

During the Floating Rate Period, the interest rate on the 2030 Notes will be equal to the Benchmark (as defined below) plus the 2030 Notes Floating Rate Margin (as defined below).

Benchmark:	The “Benchmark” means, initially, the Secured Overnight Financing Rate (“SOFR”) (compounded daily over a quarterly Floating Rate Period in accordance with the specific formula described in the prospectus supplement). As further described in the prospectus supplement, (i) in determining the base rate for a U.S. Government Securities Business Day (as defined in the prospectus supplement), the base rate generally will be the rate in respect of such day that is provided on the following U.S. Government Securities Business Day and (ii) in determining the base rate for any other day, such as a Saturday, Sunday or holiday, the base rate generally will be the rate in respect of the immediately preceding U.S. Government Securities Business Day that is provided on the following U.S. Government Securities Business Day.

Floating Rate Margin:	+110.4 basis points (the “2030 Notes Floating Rate Margin”)

Interest Payment Dates:

Fixed Rate Period

During the Fixed Rate Period, interest will be payable on the 2030 Notes semi-annually each June 5 and December 5, commencing on December 5, 2026 (each, a “2030 Notes Fixed Rate Period Interest Payment Date”).

Floating Rate Period

During the Floating Rate Period, interest will be payable on the 2030 Notes quarterly on September 5, 2029, December 5, 2029, March 5, 2030 and on the Maturity Date (each a “2030 Notes Floating Rate Period Interest Payment Date” and, together with the 2030 Notes Fixed Rate Period Interest Payment Dates, the “2030 Notes Interest Payment Dates”).

Public Offering Price:	100.000%

Net Proceeds:	$997,500,000 (before expenses)

Optional Redemption:

On or after December 2, 2026 (180 days after the issue date) (or, if additional notes are issued, beginning 180 days after the issue date of such additional notes), and prior to June 5, 2029 (which is the date that is one year prior to the Maturity Date) (the “2030 Notes First Par Call Date”), we may redeem the 2030 Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2030 Notes matured on the 2030 Notes First Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the prospectus supplement) plus 15 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2030 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On the 2030 Notes First Par Call Date, we may redeem the 2030 Notes, in whole but not in part, or on or after May 5, 2030 (which is the date that is one month prior to the Maturity Date), in whole or in part, at any time and from time to time, in each case at a redemption price equal to 100% of the principal amount of the 2030 Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

CUSIP:	80282K BS4

ISIN:	US80282KBS42

Terms related to the 2032 Notes

Securities:	Fixed-to-Floating Rate Senior Notes due 2032 (the “2032 Notes”)

Security Type:	Fixed-to-Floating Rate Senior Unsecured Notes

Maturity Date:	June 5, 2032

Principal Amount:	$750,000,000

Benchmark Treasury:	UST 4.125% due May 31, 2031

Benchmark Treasury Yield:	4.170%

Spread to Benchmark Treasury:	+105 basis points

Fixed Rate Period:	The period from and including the issue date to but excluding June 5, 2031.

Floating Rate Period:	The period from and including June 5, 2031, to but excluding the Maturity Date.

Interest:

During the Fixed Rate Period, interest on the 2032 Notes will be payable at a rate of 5.220% per annum.

During the Floating Rate Period, the interest rate on the 2032 Notes will be equal to the Benchmark (as defined below) plus the 2032 Notes Floating Rate Margin (as defined below).

Benchmark:	The “Benchmark” means, initially, SOFR (compounded daily over a quarterly Floating Rate Period in accordance with the specific formula described in the prospectus supplement). As further described in the prospectus supplement, (i) in determining the base rate for a U.S. Government Securities Business Day, the base rate generally will be the rate in respect of such day that is provided on the following U.S. Government Securities Business Day and (ii) in determining the base rate for any other day, such as a Saturday, Sunday or holiday, the base rate generally will be the rate in respect of the immediately preceding U.S. Government Securities Business Day that is provided on the following U.S. Government Securities Business Day.

Floating Rate Margin:	+127.6 basis points (the “2032 Notes Floating Rate Margin”)

Interest Payment Dates:

Fixed Rate Period

During the Fixed Rate Period, interest will be payable on the 2032 Notes semi-annually each June 5 and December 5, commencing on December 5, 2026 (each, a “2032 Notes Fixed Rate Period Interest Payment Date”).

Floating Rate Period

During the Floating Rate Period, interest will be payable on the 2032 Notes quarterly on September 5, 2031, December 5, 2031, March 5, 2032 and on the Maturity Date (each a “2032 Notes Floating Rate Period Interest Payment Date” and, together with the 2032 Notes Fixed Rate Period Interest Payment Dates, the “2032 Notes Interest Payment Dates”).

Public Offering Price:	100.000%

Net Proceeds:	$747,375,000 (before expenses)

Optional Redemption:

On or after December 2, 2026 (180 days after the issue date) (or, if additional notes are issued, beginning 180 days after the issue date of such additional notes), and prior to June 5, 2031 (which is the date that is one year prior to the Maturity Date) (the “2032 Notes First Par Call Date”), we may redeem the 2032 Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2032 Notes matured on the 2032 Notes First Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2032 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On the 2032 Notes First Par Call Date, we may redeem the 2032 Notes, in whole but not in part, or on or after May 5, 2032 (which is the date that is one month prior to the Maturity Date), in whole or in part, at any time and from time to time, in each case at a redemption price equal to 100% of the principal amount of the 2032 Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

CUSIP:	80282K BT2

ISIN:	US80282KBT25

Terms related to the 2037 Notes

Securities:	Fixed-to-Floating Rate Senior Notes due 2037 (the “2037 Notes”)

Security Type:	Fixed-to-Floating Rate Senior Unsecured Notes

Maturity Date:	June 5, 2037

Principal Amount:	$750,000,000

Benchmark Treasury:	UST 4.375% due May 15, 2036

Benchmark Treasury Yield:	4.451%

Spread to Benchmark Treasury:	+125 basis points

Fixed Rate Period:	The period from and including the issue date to but excluding June 5, 2036.

Floating Rate Period:	The period from and including June 5, 2036, to but excluding the Maturity Date.

Interest:

During the Fixed Rate Period, interest on the 2037 Notes will be payable at a rate of 5.701% per annum.

During the Floating Rate Period, the interest rate on the 2037 Notes will be equal to the Benchmark (as defined below) plus the 2037 Notes Floating Rate Margin (as defined below).

Benchmark:	The “Benchmark” means, initially, SOFR (compounded daily over a quarterly Floating Rate Period in accordance with the specific formula described in the prospectus supplement). As further described in the prospectus supplement, (i) in determining the base rate for a U.S. Government Securities Business Day, the base rate generally will be the rate in respect of such day that is provided on the following U.S. Government Securities Business Day and (ii) in determining the base rate for any other day, such as a Saturday, Sunday or holiday, the base rate generally will be the rate in respect of the immediately preceding U.S. Government Securities Business Day that is provided on the following U.S. Government Securities Business Day.

Floating Rate Margin:	+159.6 basis points (the “2037 Notes Floating Rate Margin”)

Interest Payment Dates:

Fixed Rate Period

During the Fixed Rate Period, interest will be payable on the 2037 Notes semi-annually each June 5 and December 5, commencing on December 5, 2026 (each, a “2037 Notes Fixed Rate Period Interest Payment Date”).

Floating Rate Period

During the Floating Rate Period, interest will be payable on the 2037 Notes quarterly on September 5, 2036, December 5, 2036, March 5, 2037 and on the Maturity Date (each a “2037 Notes Floating Rate Period Interest Payment Date” and, together with the 2037 Notes Fixed Rate Period Interest Payment Dates, the “2037 Notes Interest Payment Dates”).

Public Offering Price:	100.000%

Net Proceeds:	$746,625,000 (before expenses)

Optional Redemption:

On or after December 2, 2026 (180 days after the issue date) (or, if additional notes are issued, beginning 180 days after the issue date of such additional notes), and prior to June 5, 2036 (which is the date that is one year prior to the Maturity Date) (the “2037 Notes First Par Call Date”), we may redeem the 2037 Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2037 Notes matured on the 2037 Notes First Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2037 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On the 2037 Notes First Par Call Date, we may redeem the 2037 Notes, in whole but not in part, or on or after March 5, 2037 (which is the date that is three months prior to the Maturity Date), in whole or in part, at any time and from time to time, in each case at a redemption price equal to 100% of the principal amount of the 2037 Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

CUSIP:	80282K BU9

ISIN:	US80282KBU97

The Issuer has filed a registration statement (File No. 333-276089) including a prospectus and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling (i) Santander US Capital Markets LLC toll-free at 1-855-403-3636; (ii) BofA Securities, Inc. toll-free at 1-800-294-1322; (iii) Citigroup Global Markets Inc. toll-free at 1-800-831-9146; (iv) J.P. Morgan Securities LLC at 1-212-834-4533; (v) Morgan Stanley & Co. LLC toll-free at 1-866-718-1649; and (vi) RBC Capital Markets, LLC toll-free at 1-866-375-6829.